Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8000 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

ROSELAND, NJ, March 31 2014 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2013. The Company will host a conference call this morning at 8:30 AM ET to discuss these results.

The live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is 1 (877) 303-9483 (United States and Canada) or 1 (760) 666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM ET today through 11:59 PM ET on April 11, 2014 by calling 1 (855) 859-2056 (United States and Canada) or 1 (404) 537-3406 (International). The conference replay PIN is 19712808.

FOURTH QUARTER 2013 FINANCIAL RESULTS

Emisphere reported a net loss of $2.8 million, or $0.05 per basic and diluted share for the quarter ended December 31, 2013, compared to net income of $0.6 million, or $0.01 per basic and diluted share for the quarter ended December 31, 2012.

The Company reported an operating loss of $2.3 million for the fourth quarter 2013, compared to an operating loss of $2.2 million for the same period in 2012.

Total operating expenses were $2.3 million for the fourth quarter 2013, an increase of $0.2 million or 8% compared to the same period in 2012. Total operating expenses include research and development costs of $0.2 million (a decrease of $0.5 million or 71% compared to the same period in 2012), and general and administrative expenses of $2.1 million (an increase of $0.7 million or 52% compared to the same period in 2012). Other expense for the fourth quarter of 2013 was $0.4 million compared to other income of $1.3 million for the fourth quarter of 2012, an increase of $1.8 million, due primarily to a decrease in fair value of derivative instruments of $1.5 million, and a $0.3 million increase in interest expense.

YEAR ENDING DECEMBER 31, 2013 FINANCIAL RESULTS

Emisphere reported a net loss of $20.9 million or $0.35 per basic and diluted share, for the year ended December 31, 2013, compared to a net loss of $1.9 million, or $0.03 per basic and diluted share for the year ended December 31, 2012.

Total operating expenses were $7.6 million for the year ended December 31, 2013 compared to $6.8 million for the year ended December 31, 2012, an increase of $0.8 million or 11%. Total operating expenses include research and development costs of $0.8 million (a decrease of $1.0 million or 55% compared to 2012), and general and administrative expenses of $6.7 million (an increase of $1.8 million or 37% compared to 2012).

Other expense for the year ended December 31, 2013 was $13.3 million, compared to other income of $1.9 million for the year ended December 31, 2012. The $15.2 million decrease was due primarily to a $16.5 million increase in the fair value of derivative instruments, partially offset by a $1.3 million decrease in interest expense due to the restructuring of the Company’s debt.

A state income tax benefit for 2013 of approximately $1.7 million was received and recognized during the first quarter 2014 from the proceeds from the sale of approximately $20.8 million of New Jersey net operating losses through the Technology Business Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Weighted average basic and diluted shares outstanding for the years ended December 31, 2013 and December 31, 2012 were 60,687,478.

LIQUIDITY

As of December 31, 2013, we had approximately $4.1 million in cash, a net increase of $2.6 million from December 31, 2012, approximately $1.4 million working capital deficiency, a stockholders’ deficit of approximately $86.8 million and an accumulated deficit of approximately $488.8 million.

On January 21, 2014, the Company received approximately $1.7 million from the sale of unused net operating losses by participating in the Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority. Based on this receipt and upon the receipt of a $10 million payment from Novo Nordisk during May 2013, the Company estimates that it will have sufficient cash to continue to prepare for the market development and domestic launch of, and to explore global markets opportunities for its Eligen® Oral B12 Rx product, and otherwise continue operations through approximately the second quarter of 2014.

However, we do not have sufficient resources to support the commercial launch of Eligen® Oral B12 Rx in the U.S. market or to develop any new products or technologies at this time. The Company requires additional capital to implement its business plan including the commercial launch of Eligen® Oral B12 Rx. We cannot assure that such financing will be available on favorable terms or at all. Additionally, these conditions may increase the cost of raising capital. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.

The Company estimates that if it fails to raise additional capital or obtain substantial cash inflows from existing or new partners prior to the third quarter of 2014, the Company would be forced to cease operations. Even if we are successful in raising additional capital to meet our obligations and otherwise continue operations, our business will still require substantial additional investment that we have not yet secured. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2013, 2012 and 2011 include an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

The Company is pursuing several courses of action to address its deficiency in capital resources including the global commercialization of B12, seeking new partnerships, leveraging existing partnerships, and capital markets financings.

PRODUCT DEVELOPMENTS

The Company continues to emphasize the commercialization of Eligen® Oral B12 Rx, seek new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology.

As a result of our recent steps to refocus and prioritize our commercial opportunities, and promising trends in the industry that should provide new growth opportunities, we believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders. We recognize, however, that further development, exploration and commercialization of our technology entails substantial risk and requires significant operational expenses. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our new corporate strategy. There can be no assurances, however, that the Company will be able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Eligen® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

•	Novo Nordisk is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulin and GLP-1 receptor agonists. During December 2013, Novo Nordisk announced that it had initiated its first Phase II clinical trial with a long-acting oral GLP-1 analog.

•	The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

In addition to the foregoing, the Company is continuing to pursue a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Company’s proprietary Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a specialty pharmaceutical company that has been transformed during the last 15 months from a delivery systems development company into a broader commercial-stage entity. Assuming the Company is successful in securing necessary funding, of which there can be no assurance, it plans to launch its first commercial product, Oral Eligen® B12 Rx, during 2014. Eligen® Oral B12 Rx meets significant unmet patient and medical needs by combining B12 with our proprietary delivery system technology. By building on the Eligen Rx Oral B12 product, the Company intends to establish a sound product portfolio platform on which to expand its B12 therapeutic franchise as well as expand internal new product development with new therapeutic agents. The Company will continue to develop its existing drug delivery carrier partnerships and expand its carrier business by seeking out and engaging in new global licensing opportunities. The Company’s strategy is to reemphasize the commercialization of Eligen® Oral B12 Rx product, build new high-value partnerships, evaluate new commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

 The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical  facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any  market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital  resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks  and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any  product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its  partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to  fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and  Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s identified in the  documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings  with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emispshere expressly disclaims any obligation or  undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in  Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements  are based.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three months and twelve months ended December 31, 2013 and 2012

(in thousands, except share and per share data)

	For the three months ended December 31		For the twelve months ended December 31,
	2013	2012	2013	2012
Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	222	771	836	1,867
General and administrative expenses	2,118	1,393	6,749	4,935
Depreciation and amortization	3	7	9	29
Gain (loss) on sale of fixed assets	—	(10)	10	(10)

Total costs and expenses	2,343	2,161	7,604	6,821

Operating loss	(2,343)	(2,161)	(7,604)	(6,821)

Other non-operating income (expense):
Other income (expense):	11	—	81	45
Change in fair value of derivative instruments

Related party	327	2,416	(8,491)	7,880
Other	583	—	58	230
Interest expense, net		—	—	—
Related party	(1,363)	(1,080)	(4,955)	(6,236)
Other	—	—	—	—

Total other non-operating income (expense)	(442)	1,336	(13,307)	1,919
Net loss before income tax benefit	(2,785)	(825)	(20,911)	(4,902)
Income tax benefit (expense)	(28)	1,452	(28)	2,974

Net Income (loss)	$(2,813)	$627	$(20,939)	$(1,928)

Net income (loss) per share, basic	$(0.05)	$0.01	$(0.35)	$(0.03)
Net income (loss) per share, fully diluted	$(0.05)	$0.01	$(0.35)	$(0.03)
Weighted average shares outstanding, basic	60,687,478	60,687,478	60,687,478	60,687,478
Weighted average shares outstanding, fully diluted	60,687,478	60,765,805	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2013	2012
	(in thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$4,053	$1,484
Accounts receivable	—	1
Inventory	230	249
Prepaid expenses and other current assets	622	149

Total Current Assets	4,905	1,883
Equipment and leasehold improvements, net	40	12
Restricted cash	—	247
Security deposits	34	34

Total assets	$4,979	$2,176

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, including accrued interest and net of related discount	$556	$33,607
Accounts payable and accrued expenses	1,539	923
Derivative instruments
Related party	3,638	1,491
Others	540	598
Other current liabilities	30	9

Total current liabilities	6,303	36,628
Notes payable, related party, net of related discount in 2013	32,523	—
Derivative instruments – Related party	11,331	—
Deferred revenue, non-current	41,616	31,614
Deferred lease liability, non-current and other liabilities	7	—

Total liabilities	91,780	68,242

Stockholders’ deficit:

Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued and outstanding
Common stock, $.01 par value; authorized 2,000,000 shares; issued 60,977,210 shares (60,687,478 outstanding) as of December 31, 2013 and December 31, 2012	610	610
Additional paid-in-capital	405,300	405,096
Accumulated deficit	(488,759)	(467,820)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(86,801)	(66,066)

Total liabilities and stockholders’ deficit	$4,979	$2,176